Exhibit 10.11

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into effective as of July __, 2018 by and between ____________ (the “Employee”) and EBR Systems, Inc., a Delaware corporation (the “Company”).

Recitals

A.       It is understood that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”). The Board has identified the Employee as a key employee whose continued employment with the Company may be critical to the Company’s future success. The Board recognizes that the possibility of a change in control can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.       The Board further believes that it is important to provide the Employee with certain benefits upon termination of the Employee’s employment, which benefits are intended to provide the Employee with encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

C.       Certain capitalized terms used in the Agreement are defined in Section 3 below.

Agreement

In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.       At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. However, under the termination events set forth in Section 2 below, the Employee will be entitled to the applicable benefits set forth in such section.

2.       Benefits upon Involuntary Termination. Subject to Section 4 below, if the Employee’s employment terminates as a result of an Involuntary Termination (as defined in Section 3(d) below) and such Involuntary Termination constitutes a “separation from service” (as defined in Section 409A of the Code), then the following provisions shall apply:

(a)       the Employee will receive six (6) months of base salary (at the rate in effect at the time of such termination) and one-half (1/2) of the Employee’s target bonus for the year in which the termination occurred, payable on or before the sixtieth (60th) day after the Employee’s Involuntary Termination, and the Company shall pay the Employee’s health insurance premiums under COBRA for six (6) months following the Involuntary Termination so long as the Employee timely elects to continue the Employee’s health insurance coverage under COBRA and subject to COBRA’s terms, conditions and requirements; and

(a)       if the Involuntary Termination occurs in connection with, or following the effective date of, a Change of Control transaction, then immediately upon the Involuntary Termination, (i) any Assumed Option held by the Employee shall become fully vested and exercisable, and (ii) any repurchase right with respect to any Succeeded Restricted Stock held by the Employee shall lapse in full.

The above benefits are conditional upon the Employee’s delivering to the Company or the successor corporation an effective, general release of claims in favor of the Company and the successor corporation in a form acceptable to the Company or the successor corporation within 60 days following the “separation from service” date.

3.           Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)       “Assumed Option” means an option to purchase shares of Common Stock issued pursuant to a Company stock plan that was assumed or substituted by the successor corporation in a Change of Control.

(b)       “Cause” for termination of a Employee’s employment with the Company will exist if the Employee is terminated for any of the following reasons: (i) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (ii) unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company that has caused or is reasonably expected to result in material injury to the Company; or (iii) Employee’s willful breach of any of his or her obligations under any written agreement or covenant with the Company that has caused or is reasonably expected to result in material injury to the Company. The foregoing definition does not in any way limit the Company’s ability to terminate an Employee’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if appropriate.

(c)       “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(d)       “Code” means Section 409A of the Internal Revenue Code.

(e)       “Involuntary Termination” means termination of a Employee’s employment with the Company (or the successor corporation) under the following circumstances: (i) termination without Cause by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate; or (ii) resignation by the Employee following a Material Change in Position.

(f)       “Material Change in Position” means the occurrence of one of the following events without Employee’s written consent: (A) a material reduction in the nature or scope of Employee’s authority, duties or responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute such a material reduction; (B) relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of the Employee’s work site to a facility or area located more than 50 miles away from the Employee’s principal work site for the Company (at the time of the Change of Control if applicable); or (C) a reduction in Employee’s then-current base salary, target bonus and/or incentive payments by greater than five percent (5%), provided that an across-the-board reduction in the level of base salary, target bonus and/or incentive payments of all other employees or consultants in positions similar to the Employee’s by the same percentage amount as part of a general compensation level reduction shall not constitute such a reduction; provided, however, that a Material Change in Position shall not exist unless the Employee provides written notice to the Company of the existence of one of the conditions described above within thirty (30) days of its initial existence, the Company fails to cure the condition within thirty (30) days after receipt of the Employee’s written notice and the Employee’s resignation is effective not later than thirty (30) days after the expiration of the thirty (30) day cure period.

(g)       “Succeeded Restricted Stock” means restricted Common Stock issued upon exercise of a option or otherwise with respect to which the successor corporation has, as a result of a Change of Control, succeeded to a repurchase right initially held by the Company.

4.           Limitation on Payments; Tax Treatment.

(a)       In the event that the severance benefits provided for in this Agreement to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s benefits under Section 2 shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits under Section 2, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. If a reduced amount is to be paid under this Section 4, reductions in payments and/or benefits shall occur in the following order: (1) reduction of cash payments, (2) cancellation of accelerated vesting of Assumed Options and Succeeded Restricted Stock and (3) reduction of other benefits (if any) paid to the Executive. In the event that acceleration of vesting of Assumed Options and Succeeded Restricted Stock is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Assumed Options and Succeeded Restricted Stock. If deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a condition to payment of any portion of the severance benefits provided for in this Agreement, the Company may require Employee to submit the severance benefits and any other compensatory payment or benefit from any source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the consummation of the Change of Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

(b)       The payment of severance benefits provided for in this Agreement shall be subject to all applicable income, employment and social tax rules and regulations.

5.          Termination of Agreement. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed by the Company, other than as a result of an Involuntary Termination contemplated by Section 2, or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement.

6.          Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.          Notice. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

8.           Miscellaneous Provisions.

(a)       Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)       Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement (or portion thereof) shall be deemed null and void.

(c)       Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(d)       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(e)       Arbitration. Executive and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, Executive and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in subparagraph (d) above, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his own attorneys’ fees and expenses, provided however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for his reasonable attorneys' fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(f)       Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(g)       No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

(h)       Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)       Assignment by the Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that employs the Employee.

(j)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k)       Code Section 409A. It is intended that all of the severance benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s “separation from service” to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s separation from service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Section 8(k) shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Severance and Change of Control Agreement as of the date first above written.

COMPANY:	EMPLOYEE:

EBR SYSTEMS, INC.		(NAME)

By:		Signature:
Allan Will
Title:	President and Chief Executive Officer

Address:

Address:

480 Oakmead Parkway

Sunnyvale, CA 94085